EMPLOYMENT AGREEMENT

THIS AGREEMENT, effective as of the 14th day of March, 2013 (the “Effective Date”), by and between Bovie Medical Corporation, a corporation, organized and existing under the laws of the State of Delaware, or any successor entity thereof (hereinafter referred to as the “Company") and J. Robert Saron (hereinafter referred to as the “Executive").

WITNESSETH:

WHEREAS, the Company is a corporation existing and authorized to do business in the State of Delaware; and

WHEREAS, the Company is desirous of securing the Executive's continued services and Executive is willing to provide such services.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1)	EMPLOYMENT OF EXECUTIVE: The Company hereby agrees to employ the Executive, and the Executive hereby agrees to accept said employment pursuant to the terms and conditions of this Agreement.

2)
DUTIES: The Executive shall render, as an employee, professional services as President and Chief Sales and Marketing Officer of the Company, and shall perform such additional duties as may be assigned to the Executive by the Board of Directors of the Company from time to time. The Executive agrees to devote all of his time and efforts to the performance of his duties, except for customary vacations and reasonable absences due to illness or other incapacity as set forth herein, and to perform all of his duties to the best of his professional ability and comply with such reasonable policies, standards, and regulations of the Company as are from time to time established by the Board of Directors of the Company. Nothing contained herein shall be construed so as to prohibit or prevent the Executive from engaging in any business activity as long as such activities do not conflict or interfere with the adequate performance of his duties hereunder.

3)
TERM: The initial term of employment under this Agreement shall be effective as of the Effective Date and shall continue until December 31, 2015 or until terminated as hereinafter provided (the “Initial Term”). After December 31, 2015 the term of this Agreement shall be automatically extended for additional one (1) year terms (each, a “Renewal Term”) unless the Company provides the Executive with written notice of termination within nine (9) months of the expiration of the then current Term. The Initial Term and each Renewal Term are collectively hereinafter referred to as the “Term.”

4)	PLACE OF EMPLOYMENT: It is understood that the Executive will permanently reside and work in the Clearwater, Florida area.

Employment Agreement
J. Robert Saron
March 14, 2013

5)	COMPENSATION: For all services rendered to the Company, the Executive agrees to accept as total compensation a sum computed as set forth in this section.

(a)           Base Salary. The Company shall pay the Executive a base salary at the rate of Three Hundred Five Thousand One Hundred Eighty Three and 84/100 ($305,183.84) per year for the period beginning on the Effective Date through the Initial Term (the “Base Salary”), in accordance with the customary payroll practices of the Company applicable to senior executives. During the Term, the Company’s Compensation Committee of the Company’s Board of Directors, (for purposes of this Agreement, the “Compensation Committee”) shall review the Executive’s Base Salary and may provide for such increases therein as it may, in its sole and exclusive discretion, deem appropriate.

(b)           Automobile Allowance. During the Term, Executive shall receive an automobile allowance in the amount of Five Hundred ($500) Dollars per month.

(c)           Bonuses. During the Term, in addition to the Base Salary, for each fiscal year of the Company ending during the Term, the Executive shall have the opportunity to receive an annual bonus in an amount and on such terms to be determined by the Compensation Committee in their sole and exclusive discretion (“Performance Bonus”). Nothing contained in the foregoing shall limit the Executive’s eligibility to receive any other bonus or incentive under any other bonus plan, stock option or equity–based plan, or other policy or program of the Company.

6)
VACTION/SICK: The Company agrees that the Executive shall be entitled to vacation time with full pay, of three (3) weeks (fifteen (15) working days), during each year of Executive's employment. The scheduling of any vacation shall be coordinated with the Company so that the staffing needs of the Company are met to the extent reasonable possible. The Executive shall be granted sick time in accordance with the policy outlined in the Company's policy manual then in effect from time to time.

7)
REIMBURSEMENT OF BUSINESS EXPENSES: The Company agrees to pay, either directly, or indirectly by payment to the Executive, for all of the Executive's reasonable entertainment, travel and other miscellaneous business expenses incurred by him during the course of his employment. The Executive shall be entitled, on each business related trip, to coach airline tickets on domestic travel and business class airline tickets on international travel, and a full size rental automobile. As a prerequisite to any payment or reimbursement by the Company for business expenses, the Executive shall submit receipts of all such expenses to the Company; and the Company's obligation to effect payment or reimbursement of such expenses shall be only to the extent of such receipts.

8)
ADDITIONAL BENEFITS: The Company shall obtain and pay a portion of the group medical and dental insurance for the Executive and his dependents pursuant to the current practices in place. The Company shall obtain and pay for group term life insurance in the amount of $50,000.00 for the Executive under such group insurance program and plan. The Company shall further provide a disability plan upon such terms and conditions that are, at a minimum, equal to or better than those maintained by the Company as of the date of this Agreement.

Employment Agreement
J. Robert Saron
March 14, 2013

9)
COMPANY PROPERTY DEFINED: The Executive understands and agrees that Company files, customer files, legal files, legal research files, form files, forms, examples, samples, and all briefs and memoranda, intellectual property and other work product or property, and all copies thereof (the “Company Property”) are the sole and exclusive property of the Company; and the same shall remain in the possession of the Company and shall constitute the property of the Company irrespective of who prepared the same. The Executive shall not remove, photocopy, photograph or in any other manner duplicate or remove said Company Property.

10)
DISPOSITION OF PROPERTY UPON TERMINATION OF EMPLOYEMENT: In the event the employment of the Executive with the Company is terminated, the Executive agrees and understands that all Company Property in his possession or control shall be promptly returned to the Company, and the Executive shall have no right, title or interest in the same.

11)	TERMINATION OF EMPLOYMENT: The employment of the Executive may be terminated as follows:

(i)           Termination upon Death or Disability.  This Agreement and the Executive’s employment hereunder shall automatically terminate on the date on which the Executive dies or becomes permanently incapacitated. The Executive shall be deemed to have become “permanently incapacitated” on the date that is thirty (30) days after the Company has determined that the Executive has suffered a Permanent Incapacity (as defined below) and so notifies the Executive. For purposes of this Agreement, “Permanent Incapacity” shall mean that (i) the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income benefits for a period of 90 days at which time the Executive’s Long Term Disability benefits will apply.

Employment Agreement
J. Robert Saron
March 14, 2013

(ii)           Termination by the Company for Cause.  The Company may terminate this Agreement and the Executive’s employment hereunder for Cause (as defined below), effective upon delivery of written notice (the “Termination Notice”) to the Executive given at any time during the Term (without any necessity for prior notice).  For purposes of this Agreement, “Cause” shall mean the Executive’s: (1) conviction of any felony or any other crime involving dishonesty or moral turpitude, (2) commission of any act of fraud or dishonesty by the Executive, or theft of or maliciously intentional damage to the property of the Company or any of their subsidiaries or affiliates, (3) willful or intentional breach of Executive’s fiduciary duties to the Company, or (4) breach by Executive of any provision of this Agreement. Prior to any termination by the Company of the Executive's employment for Cause, the Executive shall first have an opportunity to cure or remedy such act of default within ten (10) days following the Termination Notice, or such longer period as is reasonable under the circumstances, and provided that Employee diligently pursues such cure within such ten (10) day period, and if the same is cured or remedied within such period, such notice shall become null and void.

(iii)           Termination by the Company without Cause.  The Company may terminate this Agreement and Executive’s employment hereunder without Cause, upon at least thirty (30) days prior written notice to the Executive, provided that the Company complies with all provisions of this Agreement, including without limitation, obligations related to severance, vesting of options and continuation of benefits as set forth herein.

(iv)           Termination by the Executive for Good Reason.  The Executive may terminate this Agreement and Executive’s employment hereunder with Good Reason (as defined below). For purposes of this Agreement, “Good Reason” shall mean (i) the material reduction of the Executive’s title, authority, duties and responsibilities or the assignment to the Executive of duties materially inconsistent with the Executive’s position or positions with Parent and the Company; (ii) any reduction in Base Salary of the Executive; or (iii) the Company’s material breach of this Agreement.

Notwithstanding the foregoing, (x) Good Reason shall not be deemed to exist unless notice of termination on account thereof (specifying a termination date no later than thirty (30) days from the date of such notice) is given no later than 30 days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises and (y) if there exists (without regard to this clause (y)) an event or condition that constitutes Good Reason, the Company shall have fifteen (15) days from the date notice of such a termination is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder.

(v)           Termination by the Executive other than for Good Reason. The Executive may terminate this Agreement and Executive’s employment hereunder other than for Good Reason, provided that the Executive gives the Company no less than thirty (30) days prior written notice of such termination.

(vi)           Change of Control. The Executive may terminate this Agreement and Executive’s employment hereunder upon a Change of Control (as defined below), provided that the Executive gives the Company no less than thirty (30) days prior written notice of such termination.  For purposes of this Agreement, “Change of Control” shall mean the occurrence of any of the following:

Employment Agreement
J. Robert Saron
March 14, 2013

(1)
any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company;

(2)
any consolidation or merger of the Company into another corporation or entity where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, securities representing in the aggregate more than fifty percent (50%) of the combined voting power of all the outstanding securities of the surviving corporation (or of its ultimate parent corporation, if any).

(3)	the sale, lease or other transfer of all or substantially all of the Company’s assets to an independent, unaffiliated third party in a single transaction or a series of related transactions.

(4)
the date that a majority of the members of the Company’s Board of Directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors prior to the date of the appointment or election.

12)	PAYMENTS UPON TERMINATION.

(a)           Upon termination of this Agreement and Executive’s employment hereunder due to Executive’s death or disability pursuant to Section 11(a)(i) hereof, (i) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall be entitled to receive any Base Salary and other benefits (including any bonus for a calendar year completed before termination) earned and accrued under this Agreement prior to the date of termination (and reimbursement under this Agreement for expenses incurred prior to the date of termination) and (ii) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall have no further rights to any other compensation or benefits hereunder, or any other rights hereunder (but, for the avoidance of doubt, shall receive such disability and death benefits as may be provided under the Company’s plans and arrangements in accordance with their terms).

Employment Agreement
J. Robert Saron
March 14, 2013

(b)           Upon termination of this Agreement and Executive’s employment hereunder (i) by the Company for Cause pursuant to Section 11(a)(ii) hereof or by Executive other than for Good Reason pursuant to Section 11(a)(v) hereof, (i) the Company shall pay to Executive an amount equal to Executive’s then Base Salary and other benefits (including any bonus for a calendar year completed before termination) earned and accrued under this Agreement prior to the date of termination (and reimbursement under this Agreement for expenses incurred prior to the date of termination) and (ii) the Executive shall have no further rights to any other compensation or benefits under this Agreement on or after the termination of employment.

(c)           Upon termination of this Agreement and Executive’s employment hereunder (i) by the Company without Cause pursuant to Section 11(a)(iii) hereof, (ii) by Executive for Good Reason pursuant to Section 11(a)(iv) hereof or (iii) by Executive following a Change in Control of the Company pursuant to Section 11(a)(vi) hereof, (x) the Company shall pay to Executive (I) an amount equal to Executive’s then Base Salary and other benefits (including any bonus for a calendar year completed before termination) earned and accrued under this Agreement prior to the date of termination (and reimbursement under this Agreement for expenses incurred prior to the date of termination); and (II) an amount equal to three (3) times the Base Salary in effect immediately prior to the date of termination; and (y) the Executive shall have no further rights to any other compensation or benefits under this Agreement on or after the termination of employment.

(d)           Nothing contained in this Section 12 shall affect the terms of any employee stock options, stock grants, or other equity-based compensation that may have been issued by the Parent or Company to Executive, which in the event of termination of Executive’s employment with the Company shall continue to be governed by their own terms and conditions.

(e)           Unless the payment is required to be delayed pursuant to Code Section 409A (as defined below), the cash amounts payable to the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) under this Section 12 shall be paid to the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) in a single-sum payment within sixty (60) days following the effective date of termination of this Agreement and Executive’s employment hereunder

13)
NON COMPETITION AND PRESERVATION OF NON-TRADE SECRET PROTECTIVE BUSINESS INTERESTS: Upon the termination of Executive's employment relationship with the Company and for twelve (12) months thereafter, irrespective of the time, manner, or method of such termination, the Executive shall not, without the express written consent of the Company, directly or indirectly, consult with, render services to, or otherwise participate or attempt to participate in any manner in a business which competes with the Company within the geographic areas where the Company and/or the Executive conducted business during the twenty-four (24) month period directly preceding his/her termination of employment with the Company, and/or:

Employment Agreement
J. Robert Saron
March 14, 2013

a)
Shall not use or disclose any Confidential Information to any person or entity without the written authorization of the Company. Confidential Information includes, but is not limited to, information concerning the Company 's customers; pricing information and methods; training and operational procedures; advertising, marketing, and sales information; financial information; and other  data, concepts, strategies, methods, procedures or other confidential information that is not a Trade Secret as defined by Florida Statute Section 688.002;

b)
Shall not solicit, directly or indirectly, any existing or potential client or customer with whom the Company has or may have a substantial relationship. A potential client or customer is defined as any person or entity that the Company or Executive actively solicited during the twenty-four (24) month period directly preceding the Executive's termination of employment with the Company;

c)
Shall not hire, recruit or attempt to recruit any person employed by the Company at the time of the Executive's termination of employment with the Company for any person or business entity which competes or plans to compete with the Company.

d)
Shall not adversely affect the Company’s customer goodwill associated with (1) an ongoing business by way of trade name, trademark, service mark, trade dress and the like; (2) a specific geographic location; or (3) a specific marketing or trade area; and/or

e)	Shall not use extraordinary or specialized training received from the Company.

f)
This Non-Competition and Protection of Non-Trade Secret Protectable Business Interest Business Interest provision is expressly intended to benefit the Company, its successors and assigns (the Third Party Beneficiaries) and the Company and the Third Party Beneficiaries are expressly authorized to enforce this provision.

14)
PRESERVATION OF TRADE SECRETS: Upon the termination of the Executive's employment relationship with the Company the Executive shall not, directly or indirectly, use or disclose any trade secret, as that term is defined by Florida Statute Section 688.002, of the Company or allow any such trade secret to be disclosed to or used by any person or entity, for any reason or purpose whatsoever. In addition, the Executive will not accept any employment or other business relationship which would, by the nature of the position, involve the inevitable disclosure of any trade secret.

This Non-Disclosure of Trade Secrets provision is expressly intended to benefit the Company and the Third Party Beneficiaries and the Company and the Third Party Beneficiaries are expressly authorized to enforce this provision.

15)
INJUNCTIVE RELIEF. The Executive agrees that the precise value of the covenants in Sections 13 and 14 are so difficult to evaluate that no accurate measure of liquidated damages could possibly be established and that, in the event of a breach or threatened breach of such provisions, the Company shall be entitled to temporary and permanent injunctive relief (without the position of a bond or other security) restraining Executive from such breach or threatened breach. In the event that any covenants made in Sections 13 and 14 shall be more restrictive than permitted by applicable law, it shall be limited to the extent which is so permitted.

Employment Agreement
J. Robert Saron
March 14, 2013

16)
INDEMNIFICATION: The Executive shall be indemnified from liability in connection with his acting as an officer of the Company including but not limited to indemnification for legal expenses and out-of-pocket disbursements in connection with defense of any claim or lawsuit against him based upon acts or omissions by him during the period that he was an officer and director of the corporation. However, the foregoing indemnification as to certain acts shall not apply in the event it is determined by a court of competent jurisdiction that the Executive, during his tenure as an officer and director had (a) breached his duty of loyalty to the corporation or the stockholders; (b) acted not in good faith 'or had intentionally conducted the corporation or the stockholders; (c) paid unlawful dividends or made unlawful stock repurchases or redemptions; (d) engaged in a transaction in which he had received an improper personal benefit against the interests of the corporation or its shareholders.

17)
NOTICES: Any notice required or permitted to be given pursuant to the provisions of this shall be sufficient if in writing, and if personally delivered tot he party to be notified or if sent by registered or certified mail to said party at the following addresses:

If to the Company:                    Bovie Medical Corporation
5115 Ulmerton Road
Clearwater, FL 33760
Attn:  Andrew Makrides, Chief Executive Officer

With a copy to:
Ruskin Moscou Faltischek, P.C.
1425 RXR Plaza
East Tower, 15th Floor
Uniondale, New York 11556
Attention:  Adam P. Silvers, Esq.

If to the Executive:                    J. Robert Saron
[*]

18)
UNREASONABLE COMPENSATION: It is agreed that in the event all or any part of the compensation paid to the Executive shall be disallowed by the Internal Revenue Service as a deduction by the Company under section 162 of the Internal Revenue Code of 1986, as amended, (or shall be disallowed as a deduction for state or local income tax purposes) and interest or other tax "costs" to the Company, as the case may be, attributable to said disallowance shall be determined and shall be a debt payable on demand by the Executive to the Company which the Company may recover as a setoff against future compensation.

19)
BYLAWS: MISCELLANEOUS: This Agreement is made subject to and with reference to the Bylaws of the Company, which are incorporated herein by reference and which the Executive accepts as binding upon him.

Employment Agreement
J. Robert Saron
March 14, 2013

20)
SEVERABILITY: In the event any portion of this Agreement is held to be invalid or unenforceable, the invalid or unenforceable portion or provision shall not affect another provision hereof and this Agreement shall be construed and enforced as if the invalid provision had not been included.

21)
BINDING EFFECT: This Agreement shall inure to the benefit of and shall be binding upon the Company and upon any person, firm or corporation with which the Company may be merged or consolidated or which may acquire all or substantially all of the Company's assets through sale, lease, liquidation or otherwise. The rights and benefits of Executive are personal to him and no such rights or benefits shall be subject to assignment or transfer by Executive.

22)	GOVERNING LAW: This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida, without regard to its conflict of laws provisions.

23)
ENTIRE AGREEMENT: This Agreement constitutes the entire agreement between the parties and supersedes and replaces any prior agreement; and there are no other agreements between the parties with respect to the subject matter contained herein except as set forth herein.

24)
AMENDMENT AND MODIFICATION: All terms, conditions and provisions of this Agreement shall remain in full force and effect unless modified, changed, altered or amended, in writing, executed by both parties.

[Signatures follow on next page]

Employment Agreement
J. Robert Saron
March 14, 2013

IN WITNESS WHEREOF, the parties hereto have set their hands and seals effective on the day and year first above written.

          Bovie Medical Corporation

________________________________                                                           ____________________________________
J. Robert Saron, Executive                                                                                   Andrew Makrides, Chief Executive Officer